News

FOR IMMEDIATE RELEASE

SquareTwo Financial Optimizes Operations Nationwide
Company moving from state-based structure to regional structure
DENVER - October 11, 2013 - SquareTwo Financial, a leader in the $100 billion asset recovery and management industry, today announced that the company is in the process of optimizing its operations throughout its organization nationwide. As part of this process, the company will move from a state-based structure to a regional structure, which will enable SquareTwo Financial to further advance its Fair Square Promise and affirm its ongoing commitment to fair customer treatment.
“Consolidating our operations to a regional structure will allow us to more rapidly identify and implement best practices and further strengthen our position as a singular organization with a uniform presence in all 50 states,” said Paul A. Larkins, president and chief executive officer of SquareTwo Financial. “This operational optimization will enable us to fully deliver on our commitment to assist our customers in meeting their financial obligations consistently, with fair and honest treatment regardless of which regional office serves them.”
The new structure means all of SquareTwo Financial’s legal efforts will be handled exclusively by the company’s dedicated law firms at branch offices across the country. Consolidation will enable SquareTwo Financial to standardize operations and incentives, provide a uniform, positive customer experience regardless of location, and offer the most compliant and ethical legal experience in the industry.
“This new structure is a natural evolution of our business model that eliminates the need for us to work with an array of geographically dispersed, independent law firms,” said J.B. Richardson, Jr., senior vice president of operations at SquareTwo Financial. “These changes will enable us to work with larger SquareTwo Financial law firms and fewer of them. Collectively, these larger regional firms will provide us with a national footprint, which will drive efficiencies across our entire organization.”
The new operational structure will remain a closed-loop network, which means every piece of consumer data will stay on the SquareTwo Financial corporate data network, providing additional data security and efficiency.

SquareTwo Financial Optimizes Operations- page 2

“Over the past few years we have earned a reputation for exceeding industry standards surrounding regulatory matters and our customer’s experience,” said Larkins. “As we improve and aspire to be the leader in compliance, we are also creating efficiencies that will ultimately improve the long-term profitability of our company.”

About SquareTwo Financial
SquareTwo Financial is a leader in the $100 billion asset recovery and management industry. Through its award-winning technology, industry-leading security and compliance practices, SquareTwo Financial creates a more effective way for companies and consumers to resolve their debt commitments. Lenders in the Fortune 1000 trust SquareTwo Financial to manage their debt portfolios. In all of its recovery efforts, SquareTwo Financial is committed to delivering the FAIR SQUARE PROMISE, the company’s pledge to treat each Customer with fairness and respect. SquareTwo Financial is based in Denver, Colo. Visit www.squaretwofinancial.com for more information.

CONTACTS:

Rick Roth
Chief Marketing Officer
SquareTwo Financial
303.713.2231
rroth@squaretwofinancial.com

Cori Keeton Pope
Keeton Public Relations
303-282-4981
cori@keetonpr.com